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                                                         Exhibit 8-a

                         SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                   919 Third Avenue
                                  New York, NY 10022
                                    (212) 735-3000
                                 Fax:  (212) 735-2000


                                                 June 10, 1996


Kansas City Power & Light Company
1201 Walnut
Kansas City, Missouri 64106

                   Re:  Registration Statement on Form S-4
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Ladies and Gentlemen:

         We have acted as special counsel to Kansas City Power & Light Company, a Missouri corporation ("KCPL"), in connection with (i) the proposed merger of KC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of KCPL ("Sub") with and into UtiliCorp United Inc., a Delaware corporation ("UCU"), with UCU surviving (the "UCU Merger"), and (ii) the proposed merger, immediately thereafter, of the surviving corporation in the UCU Merger with and into KCPL, with KCPL surviving and renamed as KCPL and UCU shall mutually agree ("Newco") (the "Consolidating Merger," and together with the UCU Merger, the "Mergers"), pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of January 19, 1996, as amended and restated on May 20, 1996, by and among KCPL, Sub, UCU, and KC United Corp., a Delaware corporation (the "Merger Agreement").

         All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Joint Proxy Statement/Prospectus of KCPL and UCU with respect to the Mergers (the "Joint Proxy State-

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ment/Prospectus") filed by KCPL on June 10, 1996 as part of the Registration of Form S-4 (the "Registration Statement").

         The delivery of an opinion on or prior to the Closing Date, in substantially the form hereof, is a condition to the consummation of the Mergers pursuant to Section 8.3(e) of the Merger Agreement.

         In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Joint Proxy Statement/Prospectus and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. Our opinion is expressly conditioned on, among other things, the accuracy as of the date hereof, and the continuing accuracy of all such facts, information, covenants and representations up to and including the Closing Date.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Mergers or contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement and as described in the Joint Proxy Statement/Prospectus. Furthermore, we have assumed that we will receive, immediately prior to the Effective Time, certificates from an appropriate officer of each of KCPL and UCU containing customary representations.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions.


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OPINION

         Based solely upon and subject to the foregoing, we are of the opinion that for United States federal income tax purposes:

         (i) The Mergers will constitute a reorganization within the meaning of Section 368(a) of the Code;

         (ii) KCPL, UCU and Newco will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

         (iii) no gain or loss will be recognized by KCPL, UCU or Newco pursuant to the Mergers; and

         (iv) no gain or loss will be recognized by shareholders of KCPL as a result of the Mergers.

         Except as set forth above, we express no other opinion. This opinion may not be used, circulated, quoted or otherwise referred to for any purpose without the express consent of Skadden, Arps, Slate, Meagher & Flom.

         We hereby consent to the filing of this opinion as Exhibit 8-a to the Registration Statement and the references to Skadden, Arps, Slate, Meagher & Flom in the section of the Joint Proxy Statement/Prospectus entitled "THE MERGERS - Certain Federal Income Tax Consequences." In giving such consent, we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                       Very truly yours,

                                       /s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM


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